2021 DECLARATION OF AMENDMENT TO
QORVO, INC.
2007 EMPLOYEE STOCK PURCHASE PLAN

THIS 2021 DECLARATION OF AMENDMENT, is made effective as of the 10th day of February, 2021, by QORVO, INC. (the “Company”), to the Company’s 2007 Employee Stock Purchase Plan, as amended (the “Plan”).
R E C I T A L S:
WHEREAS, the Board of Directors of the Company has deemed it advisable to amend the Plan (i) to provide that in the event a pay day occurs on an Exercise Date (as defined in the Plan), a participant’s payroll deductions made on such day shall apply to such participant’s account for the Offering Period (as defined in the Plan) ending on such Exercise Date, and (ii) to clarify that a participant’s payroll deductions shall commence on the first pay day on or following the Offering Date (as defined in the Plan) and end on the last pay day on or prior to the Exercise Date of an Offering Period; and
WHEREAS, the Company desires to evidence such amendment by this 2021 Declaration of Amendment.
NOW, THEREFORE, IT IS DECLARED that Section 6(a) and Section 6(b) of the Plan shall be and hereby are amended in their entirety as follows:
1.Amendment to Section 6(a) and Section 6(b). Section 6 (“Payroll Deductions/Contributions”) of the Plan is hereby amended by deleting Section 6(a) and Section 6(b) in their entirety and inserting the following in lieu thereof:
“(a)     At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. To the extent required by Applicable Laws, the Administrator, in its discretion, may decide that a participant may contribute to the Plan by means other than payroll deductions, provided that allowing participants to contribute to the Plan by other means complies with the requirements of Section 423(b) of the Code. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)     Payroll deductions or other contributions authorized by a participant will commence on the first pay day occurring on or following the Offering Date and will end on the last pay day occurring prior to or on the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof; provided, however, that for the first Offering Period under the Plan, payroll deductions or other contributions will commence on the first pay day occurring on or following the Enrollment Window.”
2.Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this 2021 Declaration of Amendment is executed on behalf of Qorvo, Inc. effective as of the day and year first above written.
QORVO, INC.
By:    /s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer
ATTEST:
/s/ Mark J. Murphy
Mark J. Murphy
Chief Financial Officer